Exhibit 99

EnSync Energy Reports Fourth Quarter and Fiscal Year 2018 Results

Management to Host Conference Call Today at 4:30 p.m. ET (3:30 p.m. CT)

MILWAUKEE, September 25, 2018 -- EnSync, Inc. (NYSE American: ESNC), dba EnSync Energy Systems (“EnSync Energy,” “we,” “us,” “our,” or the “Company”), the leading provider of innovative distributed energy resources (“DERs”) and business models for residential, commercial and utility installations, today announced financial results for the fourth quarter and fiscal year ended June 30, 2018.

Financial Highlights

•	Revenue for fiscal 2018 was $11.9 million, compared to $12.5 million in fiscal 2017. The Company experienced construction delays for two power purchase agreement (“PPA”) projects, and a signing delay on a third, which resulted in the shifting of revenue to the first half of fiscal 2019. For the fiscal year, the Company recognized revenue from 13 PPA projects.

•	Significantly better operational performance in fiscal 2018 compared to fiscal 2017. Gross profit improved by more than $3.0 million in fiscal 2018 on approximately the same amount of revenue as compared to fiscal 2017.

•	Gross margins improved to 19.9% during fiscal 2018, compared to a negative gross margin of (0.7)% during fiscal 2017. The Company continues to become more efficient and profitable on its PPA construction and sales efforts.

•	On September 5, 2018, the Company completed a registered direct offering of 11,334,616 shares of Common Stock at a price of $0.26 per share for net proceeds of $2.7 million.

•	The Company has 12 PPA projects in backlog in various stages of execution. Estimated backlog value for PPA projects, components and systems as of the date of this announcement is approximately $16.4 million.

Recent Business and Product Backlog Highlights

•	During the fourth quarter, EnSync Energy formally launched the company's leapfrog EnSync Home Energy System for property developers and residential customers which will allow for a completely integrated system with solar, energy storage, power electronics and an Internet of Energy control platform that delivers state-of-the-art functionality and modularity, with industry benchmark economics, safety and system efficiency.

•	Announced the signing of the largest PPA in company history, a 750 kW solar and 500 kWh energy storage system at the Keahumoa Place affordable housing development, utilizing our recently launched residential solution, the EnSync Home Energy System and the first ever deployment of peer-to-peer energy exchange on a DC-Link in the United States.

•	Secured a total backlog of just under $6.0 million for the EnSync Home Energy System

•	Announced the signing of a 20-year PPA with Kona Brewing Company for 336-kW solar and 122kW-hour energy storage system.

•	Announced the sale of a 20-year PPA with California Department of Forestry and Fire Protection to Standard Solar, marking the Company’s entry into the California marketplace.

•	Announced the sale of a 20-year PPA with two community facilities, Polynesian Cultural Center, a tourist destination, and Kohala Village HUB, a community organization. The Polynesian Cultural Center agreement marks the first commercial on-bill financing project in Hawaii using the Hawaii Green Infrastructure Authority’s Green Energy Money Saver (GEM$) On-Bill program.

•	Announced the sale of Hawai'i Pacific University Phase 2 PPA for Downtown Honolulu's largest solar project, the 20-year PPA will bring clean, affordable energy to Aloha Tower Marketplace.

•	Received a purchase order for a DER SuperModuleTM system shipping to an unannounced customer in Ohio.

•	Currently showcasing the Company’s Home Energy System at the Solar Power International conference and demonstrated True Peer-to-PeerTM at Intersolar North America in San Francisco in July 2018.

•	Signed land options for six 2MW Community Solar installations in Illinois, each parcel being estimated at a little more than $4.0 million of value upon buildout and sale.

•	Signed a 20-year PPA for a system to be installed at Hawaii Pacific University for the Ocean Institute.

Management Discussion

Brad Hansen, CEO of EnSync Energy, commented, “Fiscal 2018 was a very strong operational and development year for EnSync Energy, where we increased gross profits by more than $3.0 million, while at the same time developed innovative products that are opening up new markets poised for rapid growth in the near term. Our strategy to expand our product portfolio beyond our historic Hawaii commercial and industrial market is gaining significant traction. Besides the new commercial systems penetrations in California, Colorado and Ohio, we’re targeting the Northeast for near-term success. Core to the success we have had, and the tremendous opportunities in front of us, is our DER SuperModuleTM product that is unmatched in the marketplace. The introduction of the leapfrog EnSync Home Energy System, targeted at the very high growth residential energy systems market, at least triples our total available market over the next few years, with the residential energy systems market overtaking the commercial systems market in size by as early as late-2019. Our early success in locking up land lease options in Northern Illinois for 2019 build-out is a further addition to our sources of business. Our exceptional operational execution demonstrated in FY2018 is a great foundation to grow from in these additional regions and market segments.”

“In fiscal 2019, we anticipate making a hard push towards our multi-family residential market opportunity, where our technology enables us to disrupt the traditional utility model that others in the industry simply cannot match. We believe the market window is wide open, and our EnSync Home Energy System is ideal for self-generation, while our True Peer-to-PeerTM energy exchange is creating a solution for installing solar generation on multi-family properties that were previously unsolvable. Our recent announcement and execution on our Keahumoa Place multi-family residential contract, the first peer-to-peer installation of its kind in the United States, has showcased our capabilities and has become a key driver to building out our pipeline. Our IP protected True Peer-to-PeerTM energy exchange capability will become vital for states like California to implement Zero Net Energy properties. We’re also heavily focused on signing up developer channels, especially in the Hawaii, California and Arizona markets where we anticipate shipping approximately 20 channel partner qualification systems at the end of this calendar year. The US residential systems market will be worth at least $7.0 billion through 2023 and we’re excited to go after a significant share of it.”

“Our utility focus, driven largely by our participation in Illinois’ renewable energy initiatives, is rapidly progressing as we target the community solar portion of their program. This program allows for up to 4 megawatt size installations to be constructed, then anyone in the utility territory of the installation can subscribe to that renewable electricity that is generated. We now have six parcels of land under option contract that will support a total of at least 12 megawatts of PV, where we estimate each megawatt will be worth approximately $2 million in revenue. We’re working to lock-up about another half dozen parcels before the end of the calendar year, targeting at least enough land to support 25 to 30 megawatts of projects. If the program administration stays on schedule and if we execute well, we should begin to see Illinois sales contribution next summer.”

Mr. Hansen concluded, “We’re well prepared to capitalize on the opportunities that are directly in front of us in the commercial and industrial, residential, and utility markets. Our operational execution continues to improve, our addressable markets continue to expand, and our backlog and pipeline of projects is at an all-time high. I look forward to leveraging our unique product capabilities into fully operational projects in fiscal 2019 and the years to come.”

Quarterly Financial Results

Total revenue for the fourth quarter of fiscal 2018 was $1.7 million, compared to $3.1 million in the year ago period. Revenue in the fourth quarter was impacted by the sale and construction delays for three PPA projects, which resulted in the shifting of revenue to the first half of fiscal 2019. Revenue during the fourth quarter of fiscal 2018 was largely derived from 9 PPA contracts in Hawaii.

Gross margins were 4.0% during the fourth quarter, compared to 5.5% gross margin in the year ago period. The decline in gross margin in the fourth quarter relative to the significant improvements during the first nine months of fiscal 2018, which resulted in a 22.4% gross margin for that period, was the result of inventory reserves and adjustments related to our legacy flow battery business, which resulted in a more pronounced impact on gross margin for the fourth quarter of fiscal 2018. Excluding the inventory reserves and adjustments of $0.3 million and $(0.1) million for the fourth quarter of fiscal 2018 and fiscal 2017, respectively, adjusted gross margins would have been 21.9% in the fourth quarter of fiscal 2018, compared to adjusted gross margins of 3.8% in the year ago period. The Company’s expectation is that gross profit margins on future PPA sales should be between 15% and 25%.

Advanced Engineering and Development costs decreased to $1.0 million during the fourth quarter, compared to $1.3 million in the year ago period, primarily due to the completion of the EnSync Home Energy System in the fourth quarter of fiscal 2018. Selling, General and Administrative expenses decreased to $2.7 million during the fourth quarter, compared to $2.8 million in the year ago period. Total Advanced Engineering and Development costs plus Selling, General and Administrative expenses (excluding stock-based compensation of $0.4 million and $0.6 million, respectively) was $3.3 million during the fourth quarter, compared to $3.5 million in the year ago period.

Net loss attributable to common shareholders was $(3.7) million, or $(0.07) per basic and diluted share, for the fourth quarter of fiscal 2018, compared to net income of $9.2 million, or $0.19 per basic and diluted share, in the fourth quarter of fiscal 2017, or an adjusted net loss of $(4.1) million, or $(0.08) per basic and diluted share after excluding the $13.3 million gain related to the termination of the SPI supply agreement in the fourth quarter of fiscal 2017.

Annual Financial Results

Total revenue for fiscal 2018 was $11.9 million compared to $12.5 million in fiscal 2017. In fiscal 2018, the Company had 13 PPA contracts contribute to revenues.

Gross margins improved to 19.9% during fiscal 2018, compared to (0.7)% gross margin in fiscal 2017. Adjusted gross margins excluding the inventory reserves and adjustments of $0.4 million and $0.2 million, respectively, would have been 22.8% in fiscal 2018 and 0.7% in fiscal 2017. The improved gross margin is attributable to continued efficiencies in the procurement, construction and sale process.

Advanced Engineering and Development costs decreased to $4.4 million during fiscal 2018, compared to $4.8 million in fiscal 2017. Selling, General and Administrative expenses decreased to $10.3 million in fiscal 2018, compared to $11.1 million in fiscal 2017. The improvement in Selling, General and Administrative expenses was primarily the result of a reduction in stock-based compensation.

Net loss attributable to common shareholders was $(13.3) million, or $(0.24) per basic and diluted share in fiscal 2018, compared to a net loss attributable to common shareholders of $(4.4) million, or $(0.09) per basic and diluted share, in fiscal 2017, or an adjusted net loss of $(17.7) million, or $(0.37) per basic and diluted share after excluding the $13.3 million gain related to the termination of the SPI supply agreement in fiscal 2017.

Balance Sheet and Backlog

Cash and cash equivalents at June 30, 2018 was $3.0 million. On September 5, 2018, the Company completed a registered direct offering of a maximum shares currently available under its shelf registration of 11.3 million shares at a price of $0.26 per share. The Company received net proceeds of $2.7 million.

Estimated backlog value for PPA projects, components and systems as of the date of this announcement is approximately $16.4 million.

Nonstatutory Inducement Stock Option Grant to New Employees

On April 24, 2018, two new non-executive employees were issued nonstatutory inducement stock options to purchase a total of 160,000 shares of common stock. The nonstatutory inducement stock options are exercisable at a price of $0.39 per share (which was the closing price of a share of the Company's Common Stock on the grant date) and vest in three equal annual installments. The awards were approved by the Company's independent Compensation Committee of the Board of Directors and were granted as an inducement material to the new employees entering into employment with the Company. The Company is making this announcement as required by NYSE American rules.

Conference Call Information

Date: Tuesday, September 25, 2018

Time: 4:30 p.m. ET (3:30 p.m. CT)

Domestic participant dial in #: (877) 283-0524 or (412) 317-5232

Conference code #: 10124143

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

Interested parties can also listen to a live internet webcast available in the investor section of the Company's website at www.ensync.com.

A teleconference replay of the call will be available at (877) 344-7529 or (412) 317-0088, confirmation code 10124143, through October 2, 2018. A webcast replay will be available in the investor section of the Company’s website at www.ensync.com for 90 days.

About EnSync Energy Systems

EnSync, Inc. (NYSE American: ESNC), dba EnSync Energy Systems, is creating the future of electricity with innovative distributed energy resource (DER) systems and internet of energy (IOE) control platforms. EnSync Energy ensures the most cost-effective and resilient electricity, delivered from an electrical infrastructure that prioritizes the use of all available resources, such as renewables, energy storage and the utility grid. As project developer, EnSync Energy’s distinctive engagement methodology encompasses load analysis, system design consulting, and technical and financial modeling to ensure energy systems are sized and optimized to meet our customers’ objectives for value and performance. Proprietary direct current (DC) power control hardware, energy management software, and extensive experience with numerous energy storage technologies uniquely positions EnSync Energy to deliver fully integrated systems that provide for efficient design, procurement, commissioning, and ongoing operation. EnSync Energy’s IOE control platform adapts easily to ever-changing generation and load variables, as well as changes in utility prices and programs, ensuring the means to make or save money behind-the-meter, while concurrently providing utilities the opportunity to use DERs for an array of grid enhancing services. In addition to direct system sales, EnSync Energy includes power purchase agreements (PPAs) in its portfolio of offerings, which enables electricity savings for customers and provides a stable financial yield for investors. EnSync Energy is a global corporation, with joint venture Meineng Energy in AnHui, China, and energy project development subsidiary Holu Energy LLC in Hawaii. For more information, visit www.ensync.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the "safe harbor" created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "goal," "estimate," "anticipate" or other comparable terms. All statements other than statements of historical facts included in this press release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding project completion timelines, our ability to monetize our PPA assets, statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses and our expectations concerning our business strategy. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: our historical and anticipated future operational losses and our ability to continue as a going concern; our ability to raise the necessary capital to fund our operations and the risk of dilution to shareholders from capital raising transactions; our ability to successfully commercialize new products, including our EnSync Home Energy System, MatrixTM Energy Management, DER FlexTM, DER SupermoduleTM, and AgileTM Hybrid Storage Systems; our ability to lower our costs and increase our margins; our product, customer and geographic concentration, and lack of revenue diversification; the length and variability of our sales cycle; our dependence on governmental mandates and the availability of rebates, tax credits and other economic incentives related to alternative energy resources and the regulatory treatment of third-party owned solar energy systems; and the other risks and uncertainties discussed in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Report(s) on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures

In this press release, we have included several non-U.S. GAAP financial measures, including adjusted gross margin and adjusted net loss, as our management believes this information is useful to investors to aid in comparisons with other periods. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information.

Media Relations Contact:
Antenna

Shreema Mehta

ensync@antennagroup.com
(646) 416-9853

EnSync Energy Media Contact:
Michelle Montague
mmontague@ensync.com
(262) 735-5676

Investor Relations Contact:
Lytham Partners, LLC
Robert Blum, Joseph Diaz, or Joe Dorame
esnc@lythampartners.com

(602) 889-9700

EnSync, Inc.

Consolidated Statements of Operations

	Three months ended June 30,		Year ended June 30,
	2018	2017	2018	2017

Revenues	$1,650,495	$3,050,549	$11,932,328	$12,494,184

Costs and expenses
Cost of product sales	1,584,611	2,882,600	9,562,472	12,586,458
Cost of engineering and development	-	-	-	937,725
Advanced engineering and development	979,619	1,336,514	4,449,974	4,829,840
Selling, general and administrative	2,691,239	2,777,265	10,252,674	11,109,038
Depreciation and amortization	49,491	97,293	296,417	551,680
Impairment of long-lived assets	-	-	447,000	-
Total costs and expenses	5,304,960	7,093,672	25,008,537	30,014,741

Loss from operations	(3,654,465)	(4,043,123)	(13,076,209)	(17,520,557)

Other income (expense)
Equity in gain (loss) of investee company	77,769	(46,082)	(307,674)	(217,898)
Interest income	3,882	8,225	23,795	41,661
Interest expense	(7,514)	(13,255)	(38,484)	(50,474)
Other income (loss)	(64,003)	6,973	74,031	15,405
Gain on termination of SPI Supply Agreement	-	13,290,000	-	13,290,000
Total other income (expense)	10,134	13,245,861	(248,332)	13,078,694

Income (loss) before benefit for income taxes	(3,644,331)	9,202,738	(13,324,541)	(4,441,863)

Benefit for income taxes	-	-	-	-
Net income (loss)	(3,644,331)	9,202,738	(13,324,541)	(4,441,863)
Net income (loss) attributable to noncontrolling interest	35,237	81,266	354,526	352,327
Net income (loss) attributable to EnSync, Inc.	(3,609,094)	9,284,004	(12,970,015)	(4,089,536)
Preferred stock dividend	(89,679)	(81,246)	(345,810)	(313,286)
Net income (loss) attributable to common shareholders	$(3,698,773)	$9,202,758	$(13,315,825)	$(4,402,822)

Net income (loss) per share
Basic and diluted	$(0.07)	$0.19	$(0.24)	$(0.09)

Weighted average shares - basic and diluted	56,537,508	48,675,937	56,003,019	48,070,993

EnSync, Inc.

Consolidated Balance Sheets

	June 30, 2018	June 30, 2017
Assets
Current assets:
Cash and cash equivalents	$2,984,532	$11,782,962
Accounts receivable, net	215,009	469,906
Inventories, net	1,220,448	2,482,013
Costs and estimated earnings in excess of billings	528,266	87,318
Prepaid expenses and other current assets	929,379	630,998
Total current assets	5,877,634	15,453,197
Long-term assets:
Property, plant and equipment, net	775,545	3,446,253
Investment in investee company	1,640,054	1,947,728
Goodwill	809,363	809,363
Right of use assets-operating leases	1,087,249	150,214
Other assets	91,087	7,502
Total assets	$10,280,932	$21,814,257

Liabilities and Equity
Current liabilities:
Current maturities of long-term debt	$-	$726,256
Accounts payable	1,142,256	487,185
Billings in excess of costs and estimated earnings	176,294	456,950
Accrued expenses	1,236,680	1,231,714
Total current liabilities	2,555,230	2,902,105
Long-term liabilities:
Long-term debt, net of current maturities	331,827	331,827
Deferred revenue	538,937	422,638
Other long-term liabilities	1,072,120	249,920
Total liabilities	4,498,114	3,906,490

Commitments and contingencies	-	-

Equity
Series B redeemable convertible preferred stock ($0.01 par value,
$1,000 face value), 3,000 shares authorized and issued, 2,300 shares outstanding, preference in liquidation of $5,976,896 and $5,631,086
as of June 30, 2018 and June 30, 2017, respectively	23	23
Series C convertible preferred stock ($0.01 par value, $1,000 face value), 28,048 shares authorized, issued, and outstanding, preference in liquidation of $0 and $12,276,682 as of June 30, 2018
and June 30, 2017, respectively	280	280
Common stock ($0.01 par value), 300,000,000 authorized,
56,609,115 and 55,200,963 shares issued and outstanding as of
June 30, 2018 and June 30, 2017, respectively	1,274,406	1,260,324
Additional paid-in capital	143,008,995	141,822,317
Accumulated deficit	(137,609,659)	(124,639,644)
Accumulated other comprehensive loss	(1,587,702)	(1,584,578)
Total EnSync, Inc. equity	5,086,343	16,858,722
Noncontrolling interest	696,475	1,049,045
Total equity	5,782,818	17,907,767
Total liabilities and equity	$10,280,932	$21,814,257

EnSync, Inc.

 Consolidated Statements of Cash Flows

	Year ended June 30,
	2018	2017
Cash flows from operating activities
Net loss	$(13,324,541)	$(4,441,863)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation of property, plant and equipment	288,168	483,636
Amortization of customer intangible assets	8,249	68,044
Stock-based compensation, net	1,142,749	2,145,765
Equity in loss of investee company	307,674	217,898
Provision for inventory reserve	354,000	182,647
Gain on sale of property, plant and equipment	(73,647)	(1,911)
Interest accreted on note receivable	(10,981)	(12,000)
Allowance for note receivable	162,121	-
Gain on termination of SPI Supply Agreement	-	(13,290,000)
Impairment of long-lived assets	447,000	-
Changes in assets and liabilities
Accounts receivable	254,897	(297,273)
Inventories	907,565	(794,718)
Costs and estimated earnings in excess of billings	(440,948)	(87,318)
Prepaids and other current assets	(478,119)	1,756,979
Deferred PPA project costs	-	5,690,307
Other assets	(86,360)	(4,727)
Accounts payable	655,071	(82,041)
Billings in excess of costs and estimated earnings	(280,656)	456,950
Accrued expenses	(127,646)	227,474
Deferred revenue	116,299	422,638
Other long-term liabilities	16,793	145,013
Net cash used in operating activities	(10,162,312)	(7,214,500)
Cash flows from investing activities
Expenditures for property and equipment	(288,846)	(46,366)
Proceeds from sale of property, plant and equipment	2,299,017	8,432
Payments from note receivable	20,000	12,000
Net cash provided by (used in) investing activities	2,030,171	(25,934)
Cash flows from financing activities
Repayments of long term debt	(726,256)	(332,344)
Proceeds from issuance of common stock	96,674	2,095,840
Proceeds from the exercise of stock options	-	69,960
Payments of tax withholding related to stock-based compensation	(38,663)	-
Contribution of capital from noncontrolling interest	1,956	-
Net cash provided by (used in) financing activities	(666,289)	1,833,456
Effect of exchange rate changes on cash and cash equivalents	-	851
Net decrease in cash and cash equivalents	(8,798,430)	(5,406,127)
Cash and cash equivalents - beginning of period	11,782,962	17,189,089

Cash and cash equivalents - end of period	$2,984,532	$11,782,962

Supplemental disclosures of cash flow information:
Cash paid for interest	$40,888	$51,134
Supplemental noncash information:
Right of use asset obtained in exchange for new operating lease	937,035	122,950